EXHIBIT 10.85

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

dated as of September 28, 2006

among

CHEMTURA CORPORATION

as Initial Collection Agent,

CHEMTURA CORPORATION,

CHEMTURA USA CORPORATION

GREAT LAKES CHEMICAL CORPORATION

and

BIO-LAB, INC.

as Sellers

and

CROMPTON & KNOWLES RECEIVABLES CORPORATION

as Buyer

TABLE OF CONTENTS

	ARTICLE I
	PURCHASE AND SALE

Section 1.1	Purchase and Sale	1
Section 1.2	Timing of Purchases	2
Section 1.3	Consideration for Purchases	3
Section 1.4	No Recourse	3
Section 1.5	No Assumption of Obligations Relating to Receivables, Related Assets or Contracts	3
Section 1.6	True Sales	3
Section 1.7	Contribution of Receivables	4

	ARTICLE II
	CALCULATION OF PURCHASE PRICE

Section 2.1	Calculation of Purchase Price	4
Section 2.2	Definitions and Calculations Related to Purchase Price Percentage	5

	ARTICLE III
	PAYMENT OF PURCHASE PRICE; SERVICING, ETC.

Section 3.1	Purchase Price Payments	6
Section 3.2	The Buyer Notes	8
Section 3.3	Application of Collections and Other Funds	8
Section 3.4	Servicing of Receivables and Related Assets	9
Section 3.5	Adjustments for Noncomplying Receivables	9
Section 3.6	Payments and Computations Etc	9
Section 3.7	Letters of Credit; Extensions of Letters of Credit	10

	ARTICLE IV
	CONDITIONS TO PURCHASES

Section 4.1	Certification as to Representations and Warranties	10
Section 4.2	Effect of Payment of Purchase Price	11

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties of the Sellers	11

	ARTICLE VI
	GENERAL COVENANTS OF THE SELLERS

Section 6.1	Affirmative Covenants	15
Section 6.2	Reporting Responsibilities	17
Section 6.3	Negative Covenants	19

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	ARTICLE VII
	ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE SPECIFIED ASSETS

Section 7.1	Rights of Buyer	21
Section 7.2	Responsibilities of the Sellers	22
Section 7.3	Further Action Evidencing Purchases	22
Section 7.4	Collection of Receivables, Rights of Buyer and Its Assignees	23

	ARTICLE VIII
	TERMINATION

Section 8.1	Termination by the Sellers	23
Section 8.2	Automatic Termination	24

	ARTICLE IX
	INDEMNIFICATION

Section 9.1	Indemnities by the Seller	24

	ARTICLE X
	MISCELLANEOUS

Section 10.1	Amendments; Waivers, Etc	25
Section 10.2	Notices, Etc	26
Section 10.3	Cumulative Remedies	26
Section 10.4	Binding Effect; Assignability; Survival of Provisions	26
Section 10.5	Governing Law	27
Section 10.6	Costs, Expenses and Taxes	27
Section 10.7	Submission to Jurisdiction	27
Section 10.8	Waiver of Jury Trial	27
Section 10.9	Integration	28
Section 10.10	Counterparts	28
Section 10.11	Acknowledgment and Consent	28
Section 10.12	No Partnership or Joint Venture	29
Section 10.13	No Proceedings	29
Section 10.14	Severability of Provisions	29
Section 10.15	Recourse to Buyer	29
Section 10.16	Authorization to File Financing Statements	29
Section 10.17	Effect on Original Agreement	29

	EXHIBITS

EXHIBIT A	Form of Buyer Note
EXHIBIT B	Form of Seller Assignment Certificate
EXHIBIT C	Form of Letter of Credit Request

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SCHEDULES

SCHEDULE 1	Litigation and Other Proceedings (Section 5.1(f))
SCHEDULE 2	Credit and Collection Policy (Section 5.1(4))
SCHEDULE 3	Offices of the Sellers where Records are Maintained (Section 5.1(n))
SCHEDULE 4	Legal Names, Trade Names and Names Under Which the Sellers Do Business (Section 5.1(q))

APPENDICES

APPENDIX A	Definitions

iii

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of September 28, 2006 (this “Agreement” is made among CHEMTURA CORPORATION, a Delaware corporation (“Chemtura”), as the Initial Collection Agent, Chemtura, Chemtura USA Corporation (the “Parent”), Bio-Lab, Inc. and Great Lakes Chemical Corporation, as sellers (each a “Seller” and collectively, the “Sellers”, and CROMPTON & KNOWLES RECEIVABLES CORPORATION, a Delaware corporation (“Buyer”). Except as otherwise defined herein, capitalized terms used in this Agreement have the meanings assigned to them in Appendix A. This Agreement shall be interpreted in accordance with the conventions set forth in Part B of such Appendix A.

WHEREAS, pursuant to the Receivables Sale Agreement, Buyer intends to transfer its interests in the Receivables sold pursuant hereto, together with Receivables contributed to Buyer from time to time, to Amsterdam Funding Corporation, Variable Funding Capital Company, LLC, Atlantic Asset Securitization LLC and the Related Bank Purchasers in order to, among other things, finance its purchases hereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

SECTION 1.1                 Purchase and Sale.

(a)           Pursuant to the terms of the Original Agreement, each Seller previously sold, transferred, assigned and otherwise conveyed to the Buyer, prior to the Effective Date, and Buyer purchased from each Seller, all of such Seller’s Right, title and interest in, to and under:

(i)            all Receivables of such Seller (other than Contributed Receivables) that existed and were owing to such Seller as at the closing of such Seller’s business on the Initial Cut-Off Date,

(ii)           all Receivables created by such Seller (other than Contributed Receivables) that arise during the period from and including the closing of such Seller’s business on the Initial  Cut-Off Date to but excluding the Purchase Termination Date,

(iii)          all Related Security with respect to all Receivables (other than Contributed Receivables) of such Seller

(iv)          all Collections and other proceeds of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable described above (other than a Contributed Receivable) or Related Security with respect to any such Receivable, or otherwise applied to repay or discharge any such Receivable (including insurance payments that a Seller or Initial Collection Agent applies in the ordinary course of its business to amounts owed in respect of any such Receivable and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Receivable) or other collateral or property of any Obligor or any other Person directly or indirectly liable for payment of such Receivables, and

(v)           all Records relating to any of the foregoing.

All such sales, transfers, assignments and conveyances are hereby ratified and confirmed.

(b)           Each Seller hereby sells, transfer, assigns, sets over and otherwise conveys to Buyer and Buyer hereby purchases from each Seller, at the times set forth in Section 1.2 occurring subsequent to the Effective Date, all of such Seller’s right, title and interest in, to and under:

(i)            all Receivables of such Seller (other than Contributed Receivables) that existed and were owing to such Seller as at the closing of such Seller’s business on the Initial Cut-Off Date,

(ii)           all Receivables created by such Seller (other than Contributed Receivables) that arise during the period from and including the closing of such Seller’s business on the Initial  Cut-Off Date to but excluding the Purchase Termination Date,

(iii)          all Related Security with respect to all Receivables (other than Contributed Receivables) of such Seller,

(iv)          all Collections and other proceeds of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable described above (other than a Contributed Receivable) or Related Security with respect to any such Receivable, or otherwise applied to repay or discharge any such Receivable (including insurance payments that a Seller or Initial Collection Agent applies in the ordinary course of its business to amounts owed in respect of any such Receivable and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Receivable) or other collateral or property of any Obligor or any other Person directly or indirectly liable for payment of such Receivables, and

(v)           all Records relating to any of the foregoing.

As used herein, (i) “Purchased Receivables” means the items listed above in clauses (a) and (b) (ii) “Related Purchased Assets” means the items listed above in clauses (c), (d), (e), and (f), (iii) “Related Assets” means the Related Purchased Assets and the Related Contributed Assets, (iv) “Purchased Assets” means the Purchased Receivables and the Related Purchased Assets, and (v) “Specified Assets” means the Purchased Receivables, the Contributed Receivables and the Related Assets.

SECTION 1.2                 Timing of Purchases.  Except to the extent otherwise provided in Section 8.2, on or after the Effective Date until the closing of such Seller’s business on the Business Day immediately preceding the Purchase Termination Date, each and every Receivable and the Related Assets of each Seller shall be sold automatically to Buyer pursuant hereto immediately (and without further action by any Person) upon the creation of such Receivable;

provided however, that no such Purchase shall occur on any Business Day occurring on or after the Effective Date if, after giving effect to such Purchase and the Purchase Price to be paid in connection with such Purchase, the Net Worth of the Buyer, calculated after giving effect to any contribution to capital to be made by the Parent to the Buyer on such Business Day, would be less than the Required Capital Amount.

SECTION 1.3                 Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to make Purchase Price payments to the Sellers in accordance with Article III.

SECTION 1.4                 No Recourse.  Except as specifically provided in this Agreement, the sale and purchase of Purchased Assets, and the transfer and assignment of the Contributed Assets, under this Agreement shall be without recourse to the Sellers; it being understood that each Seller shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to such Seller for the credit risk of the Obligors.

SECTION 1.5                 No Assumption of Obligations Relating to Receivables, Related Assets or Contracts.  None of Buyer, the Initial Collection Agent nor the Agent shall have any obligation or liability to any Obligor or other customer or client of a Seller (including any obligation to perform any of the obligations of such Seller under any Receivable, related contracts or any other related purchase orders or other agreements). No such obligation or liability is intended to be assumed by Buyer. the Initial Collection Agent or the Agent hereunder, and any assumption is expressly disclaimed.

SECTION 1.6                 True Sales.  The Sellers and Buyer intend the transfers of Purchased Assets and Contributed Assets hereunder to be true sales or contributions to capital, respectively, by the Sellers to Buyer that are absolute and irrevocable and that provide Buyer with the full benefits of ownership of the Receivables, and none of the Sellers nor Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Buyer to any Seller.

It is further, not the intention of Buyer or any Seller that the conveyance of the Specified Assets by such Seller be deemed a grant of a security interest in the Specified Assets by such Seller to Buyer to secure a debt or other obligation of such Seller. However, in the event that, notwithstanding the intent of the parties, any Specified Assets are property of any Seller’s estate, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by such Seller provided for in this Agreement shall be deemed to be a grant by such Seller to Buyer of, and such Seller hereby grants to Buyer, a security interest in and to all of such Seller’s right, title and interest in, to and under the Specified Assets, whether now or hereafter existing or created, to secure (1) the rights of Buyer hereunder, (2) a loan by Buyer to such Seller in the amount of the related Purchase Price of the Purchased Assets sold by it, or the Unpaid Balance of any Contributed Receivables and the related Contributed Assets, as the case may be and (3) without limiting the foregoing, the payment and performance of such Seller’s obligations (whether monetary or otherwise) hereunder. Each Seller and Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the

Specified Assets, such security interest would be deemed to be a perfected security interest of first priority (subject to Permitted Adverse Claims) in favor of Buyer or under applicable law and will be maintained as such throughout the term of this Agreement.

SECTION 1.7                 Contribution of Receivables.  (a)  The Parent may, in its sole discretion, from time to time, transfer to Buyer, as a contribution to the capital of Buyer, all its right, title and interest in, to and under:

(i)            such Receivables of the Parent that the Parent may from time to time designate in a Periodic Report as part of a contribution to the capital of Buyer (collectively, the “Contributed Receivables”),

(ii)           all Related Security with respect to the Contributed Receivables,

(iii)          all Collections and other proceeds of the foregoing. including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any other than sales tax) in respect of any Contributed Receivable, or Related Security with respect to any such Contributed Receivable, or otherwise applied to repay or discharge any such Contributed Receivable (including insurance payments that the Parent or the Initial Collection Agent applies in the ordinary course of its business to amounts owed in respect of any such Contributed Receivable and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Contributed Receivable) or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of such Contributed Receivables, and

(iv)          all Records relating to any of the foregoing (the items listed above in clauses (ii), (iii) and (iv) being referred to herein as the “Related Contributed Assets”).

The value of the capital contribution attributable to each Contributed Receivable and its Related Contributed Assets shall be an aggregate amount equal to the Unpaid Balance of such Contributed Receivable as of the Cut-Off Date immediately preceding the applicable date of contribution (or, in the case of contributions deemed to occur pursuant to Section 3.1, equal to the portion of the Unpaid Balance of the Receivables so contributed).

(b)           The Parent will be automatically deemed to have elected, without the need for any further action, to make a contribution to the capital of the Buyer on any Business Day that it is transferring Receivables to the Buyer (A) for which the Parent has requested or will require issuance of a Letter of Credit, and (B) after giving effect to any capital contribution made pursuant to clause (A), to the extent necessary so that after giving effect to such capital contribution, the Buyer maintains a Net Worth at least equal to the Required Capital Amount then in effect.

ARTICLE II
CALCULATION OF PURCHASE PRICE

SECTION 2.1                 Calculation of Purchase Price.

(a)           On or before the twentieth day of each month, the Initial Collection Agent shall deliver to Buyer and the Agent a Periodic Report with respect to Buyer’s purchases of Receivables from the Sellers, that were made during the immediately preceding Calendar Cycle.

(b)           On each day when Receivables are purchased by Buyer from a Seller pursuant to Article I, the “Purchase Price” to be paid to such Seller on such day for the Purchased Receivables and Related Purchased Assets that are to be sold by such Seller on such day shall be determined in accordance with the following formula:

PP =        AUB x PPP

where:

PP =                    the aggregate Purchase Price for the Purchased Receivables and Related Purchased Assets to be purchased from such Seller on such day.

AUB =                the Aggregate Unpaid Balance of the Purchased Receivables that are to be purchased from such Seller on such day.  “Aggregate Unpaid Balance” shall mean the sum of the Unpaid Balance of each Receivable to be purchased from such Seller on such day, calculated at the time of the Receivable’s sale to Buyer.

PPP =                  the Purchase Price Percentage applicable to the Receivables to be purchased from such Seller on such day, as determined pursuant to Section 2.2.

SECTION 2.2                 Definitions and Calculations Related to Purchase Price Percentage.

(a)           “Purchase Price Percentage” for the Receivables to be sold by a Seller on any day during a Distribution Period shall mean the percentage determined in accordance with the following formula:

PPP =      100% - (LP + PD + DR)

where:

PPP =                  the Purchase Price Percentage in effect during such Distribution Period.

LP =                    a loss percentage of three quarters of one percent (.75%), as such amount may be increased, on a prospective basis only, by the Buyer and each Seller from time to time.

PD =                   a profit discount equal to one quarter of one percent (.25%), as such amount may be increased, on a prospective basis only, by the Buyer and each Seller from time to time.

DR =                   a discount percentage equal to the product of (a) 1.5, multiplied by (b) the rate announced by ABN AMRO Bank N.V. as its “Prime Rate” plus 100 basis points (1.00%), multiplied by (c) the average Turnover Rate then used in the calculation of the Discount Reserve under the Receivables Sale Agreement.

ARTICLE III
PAYMENT OF PURCHASE PRICE; SERVICING, ETC.

SECTION 3.1                 Purchase Price Payments.  (a) On the Business Day following each day on which any Receivables and Related Purchased Assets are purchased by Buyer pursuant to Article I on the terms and subject to the conditions of this Agreement, Buyer shall pay to the Sellers the Purchase Price (as adjusted in accordance with this Section 3.1) for the Receivables and Related Purchased Assets purchased on such day by Buyer from the Sellers by:  (i) making a cash payment to the Sellers to the extent that Buyer has cash available to make the payment pursuant to Section 3.3 and (ii) if the Purchase Price to be paid for the Receivables and Related Assets of any Seller exceeds the amount of any cash payment for the account of such Seller pursuant to clause (i), then by increasing the principal amount outstanding under the relevant Buyer Notes by the amount of the excess or otherwise elects.

The obligation of Buyer to pay to each Seller the Purchase Price for Receivables that has been deferred pursuant to clause (ii) in the preceding paragraph shall be evidenced by the Buyer Notes issued to such Seller. Each Seller agrees that, prior to the Seller Maturity Date, Buyer shall be required to make payments in respect of the payment obligations evidenced by the Buyer Notes only to the extent that it has cash available under Section 3.3.

(b)           On the last day of each Calendar Cycle, the “Noncomplying Receivables Adjustment” for each Seller shall be equal to the difference (whether the difference is positive or negative) between (i) the aggregate Seller Noncomplying Receivables Adjustments in respect of such Seller, if any, for the immediately preceding Calendar Cycle, as shown in the Periodic Report for such Calendar Cycle, as such amount is determined pursuant to Section 3.5 minus (ii) the amount of the payments (if any) that Buyer shall have received during such Calendar Cycle from such Seller on account of any Seller Noncomplying Receivables that had been the subject of an earlier Seller Noncomplying Receivables Adjustment. If the Noncomplying Receivables Adjustment for any Seller is positive for any Calendar Cycle, Buyer shall reduce the Purchase Price payable to such Seller on such day pursuant to subsection (a) above by the amount of the Noncomplying Receivables Adjustment. If instead the Noncomplying  Receivables Adjustment for any Seller is negative for any Calendar Cycle, Buyer shall increase the Purchase Price payable to such Seller pursuant to subsection (a) above on such day by the amount of the Noncomplying Receivables Adjustment.

(c)           If for any Calendar Cycle the Seller Noncomplying Receivables Adjustments in respect of any Seller (as determined pursuant to Section 3.5), less any amounts in clause (b)(ii) relating to the Receivables of such Seller, exceeds the Purchase Price payable by Buyer to such Seller pursuant to subsection (a) above on such day, or it such day falls on or after the Purchase Termination Date, then the principal amount of such Seller’s Buyer Note shall be reduced automatically by the amount of such excess.

(d)           If, on any day prior to the Purchase Termination Date, the principal amount of a Seller’s Buyer Note is zero and such Seller is not a Terminating Seller, then the amount of the excess of the Seller Noncomplying Receivables Adjustments in respect of such Seller (as determined pursuant to Section 3.5), less any amounts in clause (b)(ii) relating to the Receivables of such Seller on such day over the Purchase Price payable by Buyer to such Seller on such day pursuant to subsection (a) above (the “Purchase Price Credit”) shall be credited against the Purchase Price payable by Buyer for subsequent Purchases by Buyer of Receivables and Related Assets from such Seller. If any such Purchase Price Credit has not been fully applied on or prior to the tenth Business Day (or a mutually agreed upon earlier day) after the creation of such Purchase Price Credit, then, on the Business Day that follows the end of the tenth Business Day (or shorter) period, such Seller shall pay to Buyer in cash the remaining unapplied amount of the Purchase Price Credit.

(e)           If, on any day on or after the Purchase Termination Date, or, with respect to any Seller, the date such Seller becomes a Terminating Seller, the principal amount of any Seller’s Buyer Note has been reduced to zero, an amount equal to the Seller Noncomplying Receivables Adjustments, if any, in respect of such Seller (as determined pursuant to Section 3.5), less any amounts in clause (b)(ii) relating to such Seller’s Receivables, shall be paid by such Seller to Buyer in cash on the next succeeding Business Day.

(f)            If, on any day, the amounts, if any, relating to any Seller’s Receivables pursuant to clause (b)(ii) above exceeds the Seller Noncomplying Receivables Adjustments, if any, in respect of such Seller (as determined pursuant to Section 3.5) for such day, then Buyer shall either (i) pay Initial Collection Agent (for the account of such Seller) in cash the amount of such excess, or (ii) if Buyer does not have sufficient cash to pay such amount in full, increase the principal amount of such Seller’s Buyer Note by the amount of such excess that is not paid in cash to Initial Collection Agent.

(g)           Amounts received by the Initial Collection Agent pursuant to this Section 3.1 shall be allocated among the Sellers in accordance with Section 3.3, and the Seller Noncomplying Receivables Adjustments in respect of each such Seller (as determined pursuant to Section 3.5). The Initial Collection Agent shall maintain a bookkeeping account (the “Seller Account”) for purposes of tracking:

(i)            the Purchase Price payable to each Seller in respect of Receivables sold by it to Buyer (including the extent to which cash and non-cash payments made by Buyer should be allocated to each Seller),

(ii)           the extent to which such Purchase Price should be reduced on account of such Seller’s Seller Noncomplying Receivables Adjustments (including any allocation of a Purchase Price Credit),

(iii)          the extent to which payments (whether cash or non-cash) by Buyer in respect of a negative Noncomplying Receivables Adjustment should be allocated to each Seller, and

(iv)          cash payments made to and by each Seller in respect of the items described above.

The Initial Collection Agent shall maintain sufficient records with respect to the Seller Account such that, on any day, it would be able to calculate each of the items set forth above. Intercompany accounts among Sellers resulting from the items described above will be settled in accordance with the intercompany cash management system customarily employed by the Parent and its Subsidiaries.

SECTION 3.2                 The Buyer Notes.  (a) Buyer has delivered to each Seller a promissory note, substantially in the form of Exhibit A, payable to the order of such Seller (each such promissory, note, as the same may be amended, amended and restated, supplemented, endorsed or otherwise modified from time to time, together with any promissory note issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called a “Buyer Note”), that is subordinated to all amounts payable by the Buyer to the Purchasers pursuant to the Receivables Sale Agreement.  The principal balance of each Buyer Note shall be increased in accordance with the provisions of Section 3.1 hereof and shall be decreased in (i) the amount of funds received by each Seller pursuant to Section 3.3 hereof and (ii) by the Seller Noncomplying Receivables Adjustment of such Seller in accordance with the provisions of Section 3.1 hereof.  Each Buyer Note is payable in full on the date (the “Seller Maturity Date”) that is one year and one day after the date on which all Investments (as defined in the Receivables Sale Agreement) and other amounts then due and owing by the Buyer to the Purchasers under the Transaction Documents have been paid in full. Buyer may prepay all or part of the outstanding balance of any Buyer Note from time to time without any premium or penalty, unless the prepayment would result in a default in Buyer’s payment of any other amount required to be paid by it under any Transaction Document.

(b)           The Initial Collection Agent (or its designee) shall hold all Buyer Notes for the benefit of the Sellers and shall make all appropriate recordkeeping entries with respect to the Buyer Notes or otherwise to reflect the payments on and adjustment of the Buyer Notes. The Initial Collection Agent’s books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on each Buyer Note at any time. Each Seller hereby irrevocably authorizes and directs the Initial Collection Agent to mark its Buyer Note “CANCELLED” and return it to Buyer upon the final payment thereof.

SECTION 3.3                 Application of Collections and Other Funds.  If, on any day, Buyer (or, the Initial Collection Agent, on behalf of the Buyer) receives (i) proceeds of transfers pursuant to the Receivables Sale Agreement or (ii) Purchaser Collections and/or Seller Collections, in each case pursuant to the Receivables Sale Agreement, Buyer shall apply the funds as follows:

(a)           first, to pay its existing expenses and to set aside funds for the payment of expenses that are then accrued (in each case to the extent such expenses are permitted to exist under the Receivables Sale Agreement),

(b)           second, to pay the Purchase Price pursuant to Section 3.1 for Receivables and Related Assets purchased by Buyer from the Sellers on such day, such payment to be made on a pro rata basis to the Seller based on the Purchase Price then payable to each such Seller, and

(c)           third, to pay the following amounts:  (A) to pay amounts owed by Buyer to the Sellers under the Buyer Notes on a pro rata basis based on the then unpaid principal balance of the Buyer Notes, (B) to pay amounts to the Sellers owed pursuant to Section 3.1(f) on a pro rata basis based on the then unpaid amounts owing to all Sellers pursuant to Section 3.1(f), or (C) to declare and pay dividends to the Parent to the extent permitted by law.

SECTION 3.4                 Servicing of Receivables and Related Assets.  Consistent with Buyer’s ownership of the Receivables and the Related Assets, as between the parties to this Agreement, Buyer shall have the sole right to service, administer and collect the Receivables and to assign and/or delegate the right to others. Without limiting the generality of Section 10.11, each Seller hereby acknowledges and agrees that Buyer shall assign to the Agent on behalf of the Purchasers the rights and interests of Buyer hereunder and agrees to cooperate fully with the Initial Collection Agent (and any successor thereto appointed in accordance with the Receivables Sale Agreement), the Agent, the Purchaser Agents and the Purchasers in the exercise of such rights.

SECTION 3.5                 Adjustments for Noncomplying Receivables.  If at any time any of the Buyer, Initial Collection Agent, the Agent, any of the Purchaser Agents, any of the Purchasers, or a Seller shall determine that (i) any Receivable has been reduced as the result of any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness, (ii) any of the representations and warranties made by the related Seller in Section 5.1 with respect to any Receivable originated by such Seller was not true on the date of the purchase thereof by Buyer or the date of contribution thereof to Buyer, or (iii) without duplication of the amounts set forth in clause (i) and (ii), any Notice of Difference has been delivered with respect to any Receivable transferred by such Seller, then, in each such case, any Purchase Price payable to such Seller shall be reduced by an amount equal to (x) in the case of clause (i) or clause (iii), the amount of such whole or partial reduction and (y) in the case of clause (ii), the Unpaid Balance of each such affected Receivable (the sum of the amounts in clauses (x) and (y) for such Seller on any day being called the “Seller Noncomplying Receivables Adjustment” for such Seller for such day), and such Seller Noncomplying Receivables Adjustment shall be settled in the manner provided for in Section 3.1.

SECTION 3.6                 Payments and Computations Etc.  (a) All amounts to be paid by a Seller to Buyer hereunder shall be paid in accordance with the terms hereof no later than 1:00 p.m. New York City time, on the day when due in Dollars in immediately available funds to an account that Buyer shall from time to time specify in writing. Payments received by Buyer after such time shall be decried to have been received on the next Business Day. In the event that any payment becomes due on a day that is not a Business Day, then the payment shall be made on the next Business Day. Each Seller shall, to the extent permitted by law, pay to Buyer on demand, interest on all amounts not paid when due hereunder at 2% per annum above the interest rate on the applicable Buyer Note in effect on the date the payment was due; provided, however, that the interest rate shall not at any time exceed the maximum rate permitted by applicable law.  All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b)           All amounts to be paid by Buyer to a Seller hereunder shall be paid to Initial Collection Agent (for the account of the applicable Seller) no later than 2:00 p.m. New York City time, on the day when due in Dollars in immediately available funds to an account that the Initial Collection Agent shall from time to time specify in writing. Payments received by initial Collection Agent after such time shall be deemed to have been received on the next Business Day. Initial Collection Agent shall promptly remit payments received by it in immediately available funds to such account as the applicable Seller shall from time to time specify in writing.  In the event that any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day.

SECTION 3.7                 Letters of Credit; Extensions of Letters of Credit.  From time to time prior to the Termination Date:

(a)           Prior to the Termination Date, the Parent may deliver to the Buyer on or prior to the date on which the Parent will contribute to the capital of the Buyer to obtain such Letter of Credit a completed Letter of Credit Request requesting the issuance of a Letter of Credit for the benefit of the Parent pursuant to the Receivables Sale Agreement related to a contribution to capital of Receivables by the Parent to the Buyer.

(b)           Letters of Credit may be automatically extended by their terms, whereupon the Parent shall pay to the Buyer the applicable LC Commission (which payment may be made in cash, by reduction of the outstanding balance of the Buyer Note owing to the Parent, or through reduction of the Purchase Price otherwise payable to the Parent on such date by the Buyer pursuant to this Agreement).

(c)           In addition to automatic extensions described in Section 3.7(b), the Parent may request that the Buyer arrange for the extension of a Letter of Credit with a fixed expiration date, whereupon the Buyer shall arrange for the extension of the expiration date of such Letter of Credit, and the Buyer shall obtain and deliver such extension.  If the applicable LC Issuer agrees to such extension, the Parent shall pay the Buyer the LC Commission (which payment may be made in cash, by reduction of the outstanding balance of the Buyer Note owing to the Parent, or through reduction of the Purchase Price otherwise payable to the Parent on such date by the Buyer pursuant to this Agreement).

ARTICLE IV
CONDITIONS TO PURCHASES

SECTION 4.1                 Certification as to Representations and Warranties.  Each Seller, by accepting the Purchase Price paid for each Purchase, shall be deemed to have certified, with respect to the Receivables and Related Assets to be sold by it on such day, that its representations and warranties contained in Article V are true and correct on and as of such day, with the same effect as though made on and as of such day.

SECTION 4.2                 Effect of Payment of Purchase Price.  Upon the payment of the Purchase Price (whether in cash, by an increase in a Buyer Note, or by issuance of a Letter of Credit, in each case pursuant to Section 3.1) for any Purchase, title to the Receivables and the Related Assets included in the Purchase shall vest in Buyer, whether or not the conditions precedent to the Purchase were in fact satisfied; provided, however, that Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by a Seller in fact to satisfy any such condition precedent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.1                 Representations and Warranties of the Sellers.  In order to induce Buyer to enter into this Agreement and to make purchases hereunder, each Seller hereby makes, with respect to itself, the representations and warranties set forth in this section at the times and to the extent set forth in Section 4.2 (it being understood that only the Parent makes the representations and warranties set forth below with respect to the Contributed Receivables, if any, and Related Assets with respect thereto).

(a)           Corporate Existence and Power. The Seller is a corporation duly organized, validly existing and in good standing, under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where, failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Purchaser Agents or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

(b)           Corporate Authorization and No Contravention.  The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or by-laws or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller or any Subsidiary.

(c)           [Reserved]

(d)           Valid Sale; Reasonable Equivalent Value.  Each sale of Receivables and Related Assets made by such Seller pursuant to this Agreement, and each contribution of Receivables and Related Assets made to Buyer pursuant to this Agreement, shall constitute a valid transfer and assignment of all of such Seller’s right, title and interest in, to and under such Receivables and the Related Assets of such Seller to Buyer that is perfected and of first priority under the UCC and otherwise, enforceable against creditors of, and purchasers from, such Seller and free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as a result of any action taken by Buyer hereunder or by the Agent or the Purchaser

Agents under the Receivables Sale Agreement); Each such sale and/or contribution has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Seller.

(e)           Binding Effect.  Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(f)            Litigation and Other Proceedings.  Except as described in Schedule 1, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or, to the knowledge of Seller, threatened against or affecting the Seller or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller and its Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

(g)           Approvals.  All authorizations, consents, filings, orders and approvals of, or other action by, any Governmental Authority or other Person that are required to be obtained by such Seller, and all notices to and with any Governmental Authority or other Person that are required to be made by it, in the case of each of the foregoing in connection with the conveyance of Receivables and Related Assets or the due execution, delivery and performance by such Seller of this Agreement, such Seller’s Seller Assignment Certificate or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect, except where the failure to obtain or make any such authorization, consent, order, approval, action, notice or filing, individually or in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect.

(h)           Bulk Sales Act. No transaction contemplated by this Agreement or any other Transaction Document requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

(i)            No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in (i) the collectibility of the Receivables, or (ii) the Seller’s financial condition or (iii) the Seller’s ability to perform its obligations under any Transaction Document.

(j)            Margin Regulations.  No use of any funds obtained by such Seller under this Agreement will conflict with or contravene any of` Regulations G, T, U, and X promulgated by the Federal Reserve Board from time to time.

(k)           Quality of Title.

(i)            Immediately before each purchase to be made by Buyer hereunder and (in the case of the Parent) each contribution to be made hereunder to Buyer, each Receivable and Specified Asset of such Seller that is then to be transferred to Buyer thereunder, and the related contracts, shall be owned by such Seller free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as the result of any action taken by Buyer hereunder or by the Agent or the Purchaser Agents under the Receivables Sale Agreement); provided that the existence of an Adverse Claim that is released on the First Issuance Date shall not constitute a breach of this representation and warrant; and such Seller shall have made all UCC filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of Buyer and its successors in the Receivables and Related Assets against all creditors of, and purchasers from, such Seller.

(ii)           Whenever Buyer makes a purchase hereunder from such Seller or (in the case of the Parent) accepts a contribution hereunder from such Seller, it shall have acquired a valid and perfected first priority ownership interest in each Receivable and other Specified Asset, free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as the result of any action taken by Buyer hereunder or by the Agent or the Purchaser Agents under the Receivables Sale Agreement).

(iii)          No effective UCC financing statement or other instrument similar in effect that covers all or part of any Receivable originated by such Seller, any interest therein or any other Specified Asset with respect thereto is on file in any recording office except, (x) such as may be filed (A) in favor of such Seller in accordance with the related contracts, (B) in favor of Buyer pursuant to this Agreement and (C) in favor of the Agent, in accordance with the Receivables Sale Agreement and (y) such as may have been identified to Buyer prior to the First Issuance Date and UCC termination statements (or appropriate releases releasing any Receivables and Related Assets described therein) relating to which have been filed and recorded on or prior to the First Issuance Date. No effective financing statement or instrument similar in effect relating to perfection that covers any inventory of such Seller that might give rise to Receivables is on file in any recording office.

(iv)          No Purchase by Buyer from such Seller (and, in the case of the Parent, no capital contribution to Buyer, whether or not made in connection with a Purchase) constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

(v)           Each Purchase by Buyer from such Seller constitutes a true and valid sale of the Receivables and Related Assets under applicable state law and true and valid assignments and transfers for consideration (and not merely a pledge of the Receivables and Related Assets for security purposes), enforceable against the creditors of such

Seller, and no Receivables or Related Assets transferred to Buyer hereunder shall constitute property of such Seller.

(l)            Eligible Receivables. On the date of each Daily Report or Periodic Report that identifies a Receivable originated by such Seller as an Eligible Receivable, such Receivable exists and is an Eligible Receivable.

(m)          Accuracy of Information.  All information furnished by the Seller or any Affiliate thereof to the Buyer, the Agent, the Purchaser Agents or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

(n)           Offices.  (i) The principal place of business and chief executive office of such Seller is located at the address set forth under such Seller’s signature hereto, and has been located at such address since six months prior to the First Issuance Date and (ii) any other location in which such Seller keeps (or has kept during the past four months) Records related to the Receivables or Related Assets (and all original documents relating thereto) is specified in Schedule 3 (or in the case of each of clause (i) and clause (ii), at such other locations, notified to the Initial Collection Agent and the Agent in accordance with Section 6.1(f), in jurisdictions where all action required pursuant to Section 7.3 has been taken and completed).

(o)           Account Banks and Payment Instructions.  The names and addresses of all the banks, together with the account numbers of the accounts at such banks (and all related lockboxes and post office boxes), into which Collections are paid as of the First Issuance Date have been accurately identified to Buyer, the Purchasers, the Purchaser Agents and the Agent. Such Seller has instructed all Obligors to submit all payments on the Receivables and Related Assets directly to one of the Lockboxes or Lockbox Accounts. The Lockbox Agreements to which such Seller is a party constitute the legal, valid and binding obligations of the parties thereto in accordance with their respective terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and general equitable principles. The Seller has delivered a copy of all Lockbox Agreements to the Agent. The Seller has not granted any interest in any Lockbox or Lockbox Account to any Person other than the Agent and, upon delivery to any Lockbox Bank of the related Lockbox Letter, the Agent will have exclusive ownership and control of the Lockbox Account at such Lockbox Bank.

(p)           Compliance With Applicable Laws. Such Seller is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, and including environmental laws), a violation of any of which, individually or in the aggregate for all such violations, would have a substantial likelihood of having a Material Adverse Effect.

(q)           Legal Names.  Except as set forth in Schedule 4, during the five years prior to the Effective Date, (i) such Seller has not been known by any legal name other than its corporate name as of the date hereof (which corporate name is set forth on its signature page hereto), except to the extent permitted otherwise pursuant to Section 6.3(e), and (ii) such Seller has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure. Such Seller uses no trade names other than its actual corporate name, and the trade names set forth in Schedule 4.

(r)            Investment Company Act.  Neither such Seller nor any of such Seller’s Subsidiaries is an “investment company”, or controlled by an “investment company”, registered or required to be registered under the Investment Company Act of 1940, as amended.

(s)           Taxes.  Such Seller has filed or caused to be filed all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing, except any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (iii) with respect to which no Adverse Claim, except Permitted Adverse Claims, has been imposed upon any Receivables or Related Assets.

ARTICLE VI
GENERAL COVENANTS OF THE SELLERS

SECTION 6.1                 Affirmative Covenants.  From the First Issuance Date until the first day following the Purchase Termination Date on which all Obligations of the Sellers under the Transaction Documents shall have been finally and fully paid and performed, unless the Agent (acting the direction of the Instructing Group) (as assignee of Buyer) shall otherwise give its prior written consent, each Seller hereby agrees that it will perform the covenants and agreements set forth in this section.

(a)           Compliance with Laws, Etc.  The Seller will comply, and will cause each Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, or Collection may be subject.

(b)           Preservation of Corporate Existence.  The Seller will perform, and will cause each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(c)           Receivables Reviews.  The Seller will furnish to the Buyer, the Agent and the Purchasers such information concerning the Receivables as the Agent or a Purchaser may reasonably request and as may be generated by the then existing data processing capacity of the Seller. The Seller will permit, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof), once per year or at any time after the occurrence of a Termination Event (at the expense of the Seller) or at any other time (at the expense of the Agent or such Purchaser (as applicable)) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

(d)           Keeping of Records and Books of Account.  The Seller will have and maintain (A) administrative and operating procedures including an ability to re-create Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give each of the Buyer and the Agent prior notice of any material change in such administrative and operating procedures.

(e)           Performance and Compliance with Receivables and Contracts.  Such Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the contracts of such Seller related to the Receivables and Related Assets, in each case to the extent failure to perform or comply, individually or in the aggregate for all such failures, would have a substantial likelihood of having a Material Adverse Effect.

(f)            Location of Records and Offices.  Such Seller keeps (i) its principal place of business and chief executive office at the address set forth under such Seller’s signature hereto, and (ii) the offices where it maintains all Records related to the Receivables and the Related Assets (and all original documents relating thereto) at the addresses referred to in Schedule 3 (or, in the case of each of clause (i) and clause (ii), upon not less than 30 days’ prior written notice given by such Seller to Buyer and the Agent at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed).

(g)           Credit and Collection Policies.  Such Seller will comply in all material respects with its Credit and Collection Policy in regard to each Receivable of such Seller and the Related Assets and the contracts related to each such Receivable.

(h)           Separate Corporate Existence of Buyer.  Such Seller hereby acknowledges that the Buyer is entering into the transactions contemplated by the Transaction Documents in reliance upon Buyer’s identity as a legal entity separate from such Seller. Therefore, such Seller will take all reasonable steps to continue their respective identities as separate legal entities and to make it apparent to third Persons that each is an entity with assets and liabilities distinct from those of Buyer and that Buyer is not a division of the Initial Collection Agent, such Seller, the Parent or any other Person. Without limiting the foregoing, each Seller will operate, conduct their respective businesses and otherwise act in a manner which is consistent with the factual assumptions in each of the opinions of Thacher Proffitt & Wood LLP dated September 28, 2006 regarding certain substantive consolidation and true sale issues.

(i)            Payment Instructions to Obligors.  Such Seller will instruct all Obligors to submit all payments either (i) to one of the Lockboxes for deposit in a Lockbox Account or (ii) directly to one of the Lockbox Accounts.

(j)            Segregation of Collections.  Such Seller shall use reasonable efforts to minimize the deposit of any funds other than Collections into any of the Transaction Accounts and, to the extent that any such funds nevertheless are deposited into any of the Transaction Accounts, shall promptly identify any such funds, or shall cause the funds to be so identified, to Buyer, the Initial Collection Agent and the Agent (following which notice, Buyer shall cause the Initial Collection Agent to return all the funds to such Seller).

(k)           Identification of Eligible Receivables.  Such Seller will establish and maintain such procedures as are necessary for determining no less frequently than each Business Day whether each Receivable qualifies as an Eligible Receivable, and for identifying, on any Business Day, all Receivables to be sold on that date that are not Eligible Receivables.

(l)            Accuracy of Information.  All written information furnished on and after the First Issuance Date by or on behalf of such Seller to Buyer, the Agent or the Purchaser Agents pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

(m)          Taxes.  Such Seller shall file or cause to be filed, and cause each Person with whom it shares consolidated tax liability to file, all Federal, state and local tax returns that are required to be filed by it (except where the failure to file such returns does not have a substantial likelihood of having a Material Adverse Effect) and pay or cause to be paid all taxes shown to be due and payable on taxes or assessments (except only such taxes or assessments the validity of which are being contested in good faith by appropriate proceeding and with respect to which such Seller shall have set aside adequate reserves on its books in accordance with GAAP and which proceedings do not have a substantial likelihood of having a Material Adverse Effect).

(n)           Software Licenses. Such Seller shall cause all software licenses or similar agreements used by the Sellers or Initial Collection Agent in the origination or servicing of Receivables to expressly permit use by any Successor Initial Collection Agent of the materials subject to such licenses or agreements.

(o)           Payment of Accounts Payable.  Such Seller shall pay all of its accounts payable in accordance with its normal business.

SECTION 6.2                 Reporting Responsibilities.  Until the first day following the Purchase Termination Date on which all Obligations of the Sellers shall have been finally and fully paid and performed under the Transaction Documents, unless the Agent (acting at the direction of the Instructing Group) (as assignee of Buyer) shall otherwise give its prior written consent, each Seller hereby agrees that it will perform the covenants and agreements set forth in this section.

(a)           Financial Reporting.  The Seller will, and will cause each Subsidiary to, maintain a system of accounting, established and administered in accordance with GAAP and will furnish (or will cause to be furnished) to the Agent and each Purchaser:

(i)            Annual Financial Statements. Within 95 days after each fiscal year of (A) the Parent, copies of the Parent’s consolidated annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Parent’s firm of independent certified public accountants and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller, the annual balance sheet and annual profit and loss statement of the Seller certified by a Authorized Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

(ii)           Quarterly Financial Statements.  Within 50 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Authorized Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.1(a), and (B) the Seller, the quarterly balance sheet and a profit and loss statement of the Seller for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Authorized Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1 (a);

(iii)          Officer’s Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 6.2 (a), a compliance certificate (in substantially the form of Exhibit I to the Receivables Sale Agreement) signed by a Authorized Officer, dated the date of such financial statements;

(iv)          Public Reports.  Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange;

(v)           Chemtura Credit Agreement Certificate.  When delivered to the banks party to the Chemtura Credit Agreement, a copy of the certificates and schedules described in Sections 5.03(b)(i) and (ii) and 5.03(c)(i) and (ii) of` the Chemtura Credit Agreement; and

(vi)          Other Information.  With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser (with a copy of such request to the Agent).

(b)           Notices. Immediately upon becoming aware of any of the following, the Seller will notify the Agent and provide a description of:

(i)            Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)           Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

(iii)          Downgrading.  The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Seller;

(iv)          Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller, any Subsidiary or the collectibility or quality of the Receivables;

(v)           Judgments. The entry of any judgment or decree against the Seller or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller and the Subsidiaries exceeds $5,000,000; or

(vi)          Changes in Business. Any change in, or proposed change in, the character of the Seller’s business that could impair the collectibility or quality of any Receivable.

SECTION 6.3                 Negative Covenants.  Until the first day following the Purchase Termination Date on which all Obligations of the Sellers under the Transaction Documents shall have been finally and fully paid and performed, unless the Agent (acting at the direction of the Instructing Group) (as assignee of Buyer) shall otherwise give its prior written consent, each Seller hereby agrees that it will perform the covenants and agreements set forth in this section.

(a)           Sales, Liens, Etc.  Except as otherwise provided in the Receivables Sale Agreement, such Seller will not (i)(A) sell, assign (by operation of law or otherwise) or otherwise transfer to any Person, (B) pledge any interest in, (C) grant, create, incur, assume or permit to exist any Adverse Claim (other than Permitted Adverse Claims) to or in favor of any Person upon or with respect to, or (D) cause to be filed any UCC financing statement or equivalent document relating to perfection with respect to any Specified Asset or any contract related to any Receivable, or upon or with respect to any lockbox or account to which any Collections of any such Receivable or any Related Assets are sent or any interest therein, or (ii) assign to any Person any right to receive income from or in respect of any of the foregoing.

In the event that such Seller fails to keep any Specified Assets free and clear of any Adverse Claim (other than a Permitted Adverse Claim, any Adverse Claims arising hereunder, and other Adverse Claims permitted by any other Transaction Document), Buyer may (without limiting its other rights with respect to, such Seller’s breach of its obligations hereunder) make reasonable expenditures necessary to release the Adverse Claim. Buyer shall be entitled to indemnification for any such expenditures pursuant to the indemnification provisions of Article IX. Alternatively, Buyer may deduct such expenditures as an offset to the Purchase Price owed to such Seller hereunder.

Such Seller will not pledge or grant any security interest in the Buyer Note or the capital stock of Buyer unless prior to any pledge or grant such Seller, Buyer, the Agent and the Person for whose benefit the pledge or grant is being made have entered into an Intercreditor Agreement reasonably acceptable to the Instructing Group.

(b)           Extension or Amendment of Receivables; Change in Credit and Collection Policy or Contracts.  Such Seller will not extend, amend, waive or otherwise modify the terms of any Receivable or contract related thereto except as permitted pursuant to

Section 3.2(b) of the Receivables Sale Agreement and subject to the limitation set forth in Section 1.5 of the Receivables Sale Agreement. Such Seller shall not change the terms and provisions of the Credit and Collection Policy in any material respect.

(c)           Change in Payment Instructions to Obligors.  Such Seller will not (i) add or terminate any bank as an Account Bank (or add or terminate any related Lockbox or Bank Account) from those listed in the letter referred to in Section 5.1(o) unless, prior to any such addition or termination, Buyer and the Agent shall have received not less than ten Business Days prior written notice of the addition or termination and, not less than ten Business Days prior to the effective date of any such proposed addition or termination, Buyer and the Agent shall have received (A) counterparts of the applicable type of Account Agreement with each new Account Bank, duly executed by such new Account Bank and all other parties thereto and (B) copies of all other agreements and documents signed by the Account Bank and such other parties with respect to any new Bank Account and any new Lockbox, or (ii) make any change in its instructions to Obligors, given accordance with Section 5.1(o) regarding payments to be made by Obligors, other than changes in the instructions that direct Obligors to make payments to another Lockbox or Bank Account that in each case is subject to an Account Agreement.

(d)           Mergers, Acquisitions, Sales, etc.  Except for (i) mergers or consolidations in which such Seller is the surviving Person, (ii) mergers or consolidations of a Subsidiary of the Parent into such Seller or (iii) merger, or consolidations in which the surviving Person expressly assumes the performance of this Agreement, such Seller will not be a party to any merger or consolidation. Such Seller will give the Agent notice of any such permitted merger or consolidation promptly following completion thereof. Such Seller will not, directly or indirectly, transfer, assign, convey or lease, whether in one transaction or in a series of transactions, all or substantially all of its assets or sell or assign, with or without recourse, any Receivables or Related Assets, in each case other than pursuant to this Agreement.

(e)           Change in Name. Such Seller will not (i) change its corporate name or (ii) change the name under or by which it does business, in each case unless such Seller shall have given Buyer, the Initial Collection Agent and the Agent 30 days’ prior written notice thereof and unless, prior to any change in name, such Seller shall have taken and completed all action required by Section 7.3. The Seller will at all times maintain its jurisdiction of organization within a jurisdiction in the United States of America (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller moves its jurisdiction of organization to a location that imposes taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder (as assignee of Buyer), the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents and the interests of the Agent and the Purchasers (as assignee of Buyer) in the Receivables and Collections.

(f)            Certificate of Incorporation.  Such Seller will not cause or permit Buyer to amend its Certificate of Incorporation without the prior written consent, which consent will not be unreasonably withheld or delayed, of the Agent (acting at the direction of the Instructing Group), in its capacity as assignee of the Buyer.

(g)           Amendments to Transaction Documents.  Such Seller will not amend or otherwise modify or waive any Transaction Document to which it is a party unless the Agent (acting at the direction of the Instructing Group), in its capacity as assignee of the Buyer, shall have given its prior written consent to each amendment, modification or waiver.

(h)           Accounting for Purchases. Such Seller shall prepare its financial statements in accordance with GAAP, and any financial statements which are consolidated to include Buyer will contain footnotes stating that such Seller has sold or contributed its Receivables to Buyer and that the assets of Buyer will not be available to the Parent and its Subsidiaries unless Buyer’s liabilities have been paid in full. Such Seller shall not prepare any financial statements that account for the transactions contemplated in this Agreement in any manner other than as a sale of the Purchased Assets by such Seller to Buyer, or in any other respect account for or treat the transactions contemplated in this Agreement (including but not limited to accounting and, where taxes are not consolidated, for tax reporting purposes) in any manner other than as a sale of the Purchased Assets by such Seller to Buyer.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN

RESPECT OF THE SPECIFIED ASSETS

SECTION 7.1                 Rights of Buyer.  (a)  Each Seller hereby authorizes Buyer, the Initial Collection Agent and/or their respective designees to take any and all steps in such Sellers name and on behalf of such Seller that Buyer, the Initial Collection Agent and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all Specified Assets, including endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Seller’s rights under such Specified Assets.

(b)           Except as set forth in Section 3.1 with respect to Seller Noncomplying Receivables, Buyer shall have no obligation to account for any Specified Asset to any Seller. Buyer shall have no obligation to account for, or to return Collections, or any interest or other finance charge collected pursuant thereto, to any Seller, irrespective of whether such Collections and charges are in excess of the Purchase Price for the Purchased Assets.

(c)           Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Specified Assets, and all of Buyer’s right, title and interest in, to and under this Agreement, on whatever terms Buyer shall determine, pursuant to the Receivables Sale Agreement or otherwise.

(d)           Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Specified Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

SECTION 7.2                 Responsibilities of the Sellers.  Anything herein to the contrary notwithstanding, each Seller hereby agrees:

(a)           to deliver directly to the Initial Collection Agent (for Buyers account), within two Business Days after receipt and identification thereof, any Collections that it receives in the form so received, and agrees that all such Collections shall be deemed to be received in trust for Buyer and shall be maintained and segregated separate and apart from all other funds and moneys of such Seller until delivery of such Collections to the Initial Collection resent,

(b)           to perform all of its obligations hereunder and under the contracts related to the Receivables and Related Assets to the same extent as if the Receivables had not been sold hereunder, and the exercise by Buyer or its designee or assignee of Buyer’s rights hereunder or in connection herewith shall not relieve such Seller from any of its obligations under the contracts or Related Assets related to the Receivables,

(c)           that it hereby grants Buyer an irrevocable power of attorney with full power of substitution, coupled with an interest to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Buyer (whether or not from such Seller) in connection with any Specified Asset, and

(d)           to the extent that such Seller does not own the computer software that such Seller uses to account for Receivables, such Seller shall provide Buyer, the Agent and the Purchaser Agents with such licenses, sublicenses and/or assignments of contracts as Buyer, the Agent or the Purchaser Agents shall require with regard to all services and computer hardware used by such Seller that relate to the servicing of the Specified Assets.

SECTION 7.3                 Further Action Evidencing Purchases.  Each Seller agrees that from time to time, at its expense, it will promptly, upon reasonable request by Buyer, Initial Collection Agent, the Agent, a Purchaser Agent or a Purchaser, execute and deliver all further instruments and documents, and take all further action, in order to perfect, protect or more fully evidence the purchase by Buyer or contribution to Buyer of the Receivables and the Related Assets under this Agreement, or to enable Buyer to exercise or enforce any of its rights under any Transaction Documents.  Each Seller further agrees that from time to time, at its expense, it will promptly, upon request, take all action that Buyer, the Initial Collection Agent or the Agent may reasonably request in order to perfect, protect or more fully evidence the purchase or contribution of the Receivables and the Related Assets or to enable Buyer or the Agent (as the assignee of Buyer) to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of Buyer, each Seller will:

(a)           execute and file such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Buyer or the Agent may reasonably determine to be necessary or appropriate, and

(b)           mark the master data processing records evidencing the Receivables with the following legend:

“THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO CROMPTON & KNOWLES RECEIVABLES CORPORATION PURSUANT TO AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 28, 2006,  AMONG CHEMTURA CORPORATION (“CHEMTURA”) AS INITIAL COLLECTION AGENT AND SELLER, CERTAIN SUBSIDIARIES OF CHEMTURA,  AS SELLERS, AND CROMPTON & KNOWLES RECEIVABLES CORPORATION.”

Each Seller hereby authorizes Buyer or its designee to file one or more UCC financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Assets of such Seller, in each case whether now existing or hereafter generated by such Seller. Except for material performance obligations of such Seller to any Obligor hereunder or under any contracts relating to such Obligor, if (i) such Seller fails to perform any of its agreements or obligations under this Agreement and does not remedy the failure within the applicable cure period, if any, and (ii) Buyer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect its interests under this Agreement, then Buyer or its designee may (but shall not be required to) perform, or cause performance of, such agreement or obligation and the reasonable expenses of Buyer or its designee or assignee incurred in connection with such performance shall be payable by such Seller as provided in Section 9.1.

SECTION 7.4                 Collection of Receivables, Rights of Buyer and Its Assignees.  (a) Each Seller hereby transfers to the Agent on behalf of the Purchasers (as transferee of Buyer’s interest in the Specified Assets) the ownership of, and the exclusive dominion and control over, each of the Bank Accounts and all related lockboxes owned by such Seller, and such Seller hereby agrees to take any further action that Buyer or the Agent may reasonably request in order to effect or complete the transfer. Each Seller further agrees to use reasonable efforts to prevent funds other than proceeds of the Specified Assets from being deposited in any Bank Account.

(b)           Each Seller shall, at the request of Buyer and at such Seller’s expense, promptly give notice of interest in the Receivables of the Obligor and the Related Assets to each such Obligor and direct that payments be made directly to the Agent or its designee, which notice shall be acceptable in form and substance to Buyer.  In addition, each Seller hereby authorizes Buyer to take any and all steps in such Seller’s name and on its behalf that are necessary or desirable, in the reasonable determination of Buyer, to collect all amounts due under any and all Specified Assets, including endorsing such Seller’s name on checks and other instruments representing Collections and enforcing the Specified Assets and the contracts related to the Receivables.

ARTICLE VIII
TERMINATION

SECTION 8.1                 Termination by the Sellers.  The Sellers may terminate all of their agreements to sell Receivables hereunder to Buyer by giving Buyer and the Agent not less than five Business Days prior written notice of their election not to continue to sell Receivables to Buyer (the “Termination of Sale Notice”); provided that the Termination of Sale Notice must specify the effective date of termination.

SECTION 8.2                 Automatic Termination.  (a) The agreement of Buyer to purchase Receivables from a Seller hereunder shall terminate automatically upon (i) the first date on which an event specified in the definition of Bankruptcy Event occurs as a result of a case or proceeding being filed against such Seller, (ii) the first date on which Chemtura Corporation fails to own and control, directly or indirectly, one hundred percent (100%) of the outstanding voting stock of such Seller (other than Chemtura Corporation) or (iii) the occurrence of a Termination Event, as defined in the Receivables Sale Agreement. The termination referred to in clauses (i) and (ii) of the proceeding sentence shall apply only to the relevant Seller and the termination referred to in clause (iii) shall apply to all Sellers.”

(b)           If the Internal Revenue Service or the PBGC files one more Tax or ERISA Liens against the assets of Buyer or any Seller (including Receivables), then (and for so long as such Tax or ERISA Liens remain in place) Buyer shall not purchase any Receivables or Related Assets from such Seller (or from any Seller if such Tax or ERISA Lien is filed against Buyer).

ARTICLE IX

INDEMNIFICATION

SECTION 9.1                 Indemnities by the Seller.  Without limiting any other rights any Person may have hereunder or under applicable law, each Seller, on a several basis, hereby indemnifies and holds harmless, on an after-Tax basis, the Buyer, the Agent, the Purchaser Agents and each Purchaser and their respective officers, directors, agents and employees, (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or limit the recourse of each Indemnified Party to the Seller for any amounts otherwise specifically provided to be paid by the Seller hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefore would constitute recourse to the Seller) relating to or resulting from:

(i)            any representation or warranty made by the Seller (or any employee or agent of the Seller) under or in connection with this Agreement or any other information or report delivered by the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)           the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii)          the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Specified Assets, free and clear of any Adverse Claim;

(iv)          any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v)           any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)         any failure of the Seller, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

(viii)        any action taken by the Agent as attorney-in-fact for the Seller; or

(ix)           any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

ARTICLE X

MISCELLANEOUS

SECTION 10.1               Amendments; Waivers, Etc.  (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Buyer, each Seller and the Agent (acting at the direction of the Instructing Group), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No failure or delay on the part of Buyer, the Agent or any other third party beneficiary referred to in Section 10.11(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Buyer or the Agent under this Agreement shall, except as may otherwise be stated in the waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2               Notices, Etc.  All notices, demands, Instructions and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by overnight courier, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by the party in a written notice to the other parties hereto given in accordance with this section.  Copies of all notices, demands, instructions and other communications provided for hereunder shall be delivered to the Agent at its address for notices set forth in the Receivables Sale Agreement. All notices and communications provided for hereunder shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, four Business Days after having been deposited in the mail, postage prepaid and properly addressed, (c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means and (d) if sent by overnight courier, two Business Days after having been given to the courier unless sooner received by the addressee.

SECTION 10.3               Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Seller hereby authorizes Buyer, at any time and from time to time, to the fullest extent permitted by law, to set-off, against any Obligations of any Seller to Buyer that are then due and payable or that are not then due and payable from a Seller to Buyer but have then accrued, any and all indebtedness or other obligations at any time owing to any Seller by Buyer to or for the credit or the account of any Seller or that are not then due and payable from Buyer to a Seller but have then accrued.

SECTION 10.4               Binding Effect; Assignability; Survival of Provisions.  This Agreement shall be binding upon and inure to the benefit of Buyer and the Sellers and their respective successors and permitted assigns. No Seller may assign any of its rights hereunder or any interest herein without the prior written consent of Buyer and the Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the first date following the Purchase Termination Date, on which all Obligations shall have been finally and fully paid and performed or such other time as the parties hereto shall agree and as to which the Agent shall have given its prior written consent, which consent shall not be unreasonably withheld or delayed.  The rights and remedies with respect to any breach of any representation and warranty made by a Seller pursuant to Article V or of any covenant made by a Seller in Article VI, the indemnification and payment provisions of Article IX and Section 10.6, and the provisions of Sections 10.3, 10.4, 10.5, 10.7, 10.8, 10.9,

10.11, 10.12, 10.13, and 10.15, shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5               Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF BUYER IN THE RECEIVABLES AND THE RELATED ASSETS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 10.6               Costs, Expenses and Taxes.  In addition to the obligations of the Sellers under Article IX; the Sellers agree jointly and severally to pay on demand:

(a)           all reasonable out-of-pocket and other costs and expenses in connection with the enforcement of this Agreement. the Seller Assignment Certificates or the other Transaction Documents by Buyer or any successor in interest to Buyer, and

(b)           all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, and the filing and recording, of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees.

SECTION 10.7               Submission to Jurisdiction.  Each party hereto hereby (a) irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal Court sitting in the Borough of Manhattan in the City of New York, New York over any action or proceeding arising out of or relating to the Transaction Documents, (b) irrevocably agrees that all claims in respect of the action or proceeding may be heard and determined in such State or Federal Court, (c) irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (d) irrevocably appoints CT Corporation, as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process that may be served in such action or proceeding. The service may be made by mailing or delivering a copy of the process to Buyer or the applicable Seller in care of the Process Agent at the Process Agent’s above address, and Buyer and each Seller hereby irrevocably authorizes and directs the Process Agent to accept the service on its behalf.

As an alternative method of service, each of Buyer and the Sellers also irrevocably consents to the service of any and all process in such action or proceeding by the mailing of copies of the process to Buyer or a Seller (as applicable) at its address specified herein. Nothing in this section shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of any party hereto to bring any action or proceeding against any or all of the other parties hereto or any of their respective properties in the courts of any other jurisdiction.

SECTION 10.8               Waiver of Jury Trial.  Each party hereto waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under or relating to the

Transaction Documents or any amendment, instrument, document or agreement delivered or that may in the future be delivered in connection therewith or arising from any course of conduct, course of dealing, statements (whether verbal or written), actions of any of the parties hereto or any other relationship existing in connection with the Transaction Documents, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

SECTION 10.9               Integration.  This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

SECTION 10.10             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

SECTION 10.11             Acknowledgment and Consent.  (a) The Sellers acknowledge that, contemporaneously herewith, Buyer is selling, transferring, assigning, setting, granting, over and otherwise conveying to the Agent all of Buyer’s right, title and interest in, to and under the Specified Assets, this Agreement and all of the other Transaction Documents pursuant to the Receivables Sale Agreement. The Sellers hereby consent to the sale, transfer, assignment, set over and conveyance to the Agent by Buyer of all right, title and interest of Buyer in, to and under the Specified Assets, this Agreement and the other Transaction Documents, and all of Buyer’s rights, remedies, powers and privileges, and all claims of Buyer against the Sellers, under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law, or in equity), including (i) the right of Buyer, at any time, to enforce this Agreement against the Sellers and the obligations of the Sellers hereunder, (ii) the right to appoint a successor to the Initial Collection Agent at the times and upon the conditions set forth in the Receivables Sale Agreement, and (iii) the right, at any time, to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Sellers thereunder to the same extent as Buyer may do. Each of the parties hereto acknowledges and agrees that the Agent, the Purchaser Agents and the Purchasers are third party beneficiaries of the rights of Buyer arising hereunder and under the other Transaction Documents to which any Seller is a party. Each Seller hereby acknowledges and agrees that it has no claim to or interest in any of the Bank Accounts or the Transaction Accounts.

(b)           The Sellers hereby agree to execute all agreements, instruments and documents, and to take all other action, that Buyer or the Agent reasonably determines is necessary or appropriate to evidence the consents, agreements and acknowledgements described in subsection (a) above.  To the extent that Buyer, individually or through the Initial Collection Agent, has granted or grants powers of attorney to the Agent under the Receivables Sale Agreement, the Sellers hereby grant a corresponding power of attorney on the same terms to Buyer. The Sellers hereby acknowledge and agree that Buyer, in all of its capacities, shall assign to the Agent for the benefit of the Purchasers the powers of attorney and other rights and interests granted by the Sellers to Buyer hereunder and agrees to cooperate fully with the Agent in the exercise of the rights.

SECTION 10.12             No Partnership or Joint Venture.  Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent or of partnership or of joint venture.

SECTION 10.13             No Proceedings.  Each Seller hereby agrees that it will not institute against Buyer or any Conduit Purchaser, or join any other Person in instituting, against Buyer or any Conduit Purchaser (as such term is defined in the Receivables Sale Agreement), any proceeding of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year plus one day since the last day on which any such Investment shall have been outstanding.  The foregoing shall not limit the right of a Seller to file any claim in or otherwise take any action with respect to any such proceeding that was instituted against Buyer or any Conduit Purchaser (as such term is defined in the Receivables Sale Agreement) by any Person other than a Seller or the Parent (provided that no such action may be taken by a Seller until such proceeding has continued undismissed, unstayed and in effect for a period of 10 days).

SECTION 10.14             Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the other Transaction Documents shall for any reason whatsoever be held invalid, then the unenforceable covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement or the other Transaction Documents (as applicable) and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the other Transaction Documents.

SECTION 10.15             Recourse to Buyer.  Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of Buyer under the Transaction Documents to which it is a party are solely the obligations of Buyer. No recourse shall be had for payment of any fee payable by or other obligation of or claim against Buyer that arises out of any Transaction Document to which Buyer is a party against any director, officer or employee of Buyer. The provisions of this section shall survive the termination of this Agreement.

SECTION 10.16             Authorization to File Financing Statements.  Each of the Sellers hereby irrevocably authorizes each of the Buyer and its assignees, at any time, and from time to time, to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that indicate the Specified Assets as collateral, and hereby ratifies the filing of any initial financing statements or amendments thereto filed by the Buyer or its assignees that indicate the Specified Assets as collateral which were filed prior to the execution of this Agreement.

SECTION 10.17             Effect on Original Agreement.  Notwithstanding that this Agreement is amended and restated as of September 28, 2006, nothing contained herein shall be deemed to cause a novation of the transactions, transfers and indebtedness effected under the Original Agreement, as amended and supplemented to date and all of the Buyer Notes previously executed.  All Buyer Notes issued pursuant to the terms of the Original Agreement remain in full force and effect and all references to the Original Agreement contained therein are hereby amended to refer to this Agreement, as it may be amended, modified or supplemented from time to time.

 [SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMTURA CORPORATION (as successor to Crompton & Knowles Corporation), as Initial Collection Agent and as Seller

By:	/s/ Eric Wisnefsky
Title:	Vice President Corporate Finance and Treasurer

Address:	199 Benson Road
Middlebury, Connecticut 06749
Attention:	Treasurer

CHEMTURA USA CORPORATION, as Seller

By:	/s/ Eric Wisnefsky
Title:	Treasurer

Address:	199 Benson Road
Middlebury, Connecticut 06749
Attention:	Treasurer

GREAT LAKES CHEMICAL CORPORATION, as Seller

By:	/s/ Eric Wisnefsky
Title:	Treasurer

Address:	199 Benson Road
Middlebury, Connecticut 06749
Attention:	Treasurer

BIO-LAB, INC., as Seller

By:	/s/ Eric Wisnefsky
Title:	Treasurer

Address:	199 Benson Road
Middlebury, Connecticut 06749
Attention:	Treasurer

CROMPTON & KNOWLES RECEIVABLES CORPORATION, as the Buyer

By:	/s/ Eric Wisnefsky
Title:	President

Address:	199 Benson Road
Middlebury, Connecticut 06749
Attention:	Treasurer

CONSENTED TO AND AGREED BY:

ABN AMRO BANK N.V., as Agent and as Purchaser Agent

By:	/s/ Kevin G. Pilz
Title:	Vice President

By:	/s/ Kristina Naville
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Purchaser Agent

By:	/s/ Michael J. Landry
Title:	Vice President

CALYON NEW YORK BRANCH,

as Purchaser Agent

By:	/s/ Michael Guarda
Title:	Director

By:	/s/ Sam Pilcer
Title:	Managing Director

EXHIBIT A

FORM OF BUYER NOTE

                    ,

FOR VALUE RECEIVED, the undersigned, CROMPTON & KNOWLES RECEIVABLES CORPORATION, a Delaware corporation (“Buyer”), promises to pay to [                       ], a [         ] corporation (the “Seller” and together with its successors and assigns, the “Holder”), on the terms and subject to the conditions set forth in this promissory note (this “Note”) and in the Amended and Restated Receivables Purchase Agreement dated as of September 28, 2006 (as amended, amended and restated or otherwise modified from time to time, the “Agreement”) among Buyer, CHEMTURA USA CORPORATION (the “Parent”), and certain affiliates of the Parent an amount equal to the aggregate deferred Purchase Price owed by Buyer to the Seller pursuant to Article III of the Agreement. Such amount, as shown in the records of the Initial Collection Agent, will be rebuttable presumptive evidence of the principal amount and interest owing under this Note.

1.             Purchase Agreement.  This Note is a Buyer Note described in, and is subject to the terms and conditions set forth in, the Agreement. Reference is hereby made to the Agreement for a statement of certain other rights and obligations of Buyer and the Seller.

2.             Rules of Construction; Definitions.  Certain rules of construction governing the interpretation of this Note are set forth in Appendix A to the Agreement and except as otherwise specifically provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in such Appendix A or, if not defined therein, as such terms as defined in the Receivables Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” means any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency, receivership or other similar proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Buyer or any sale of all or substantially all of the assets of Buyer; provided, however, that none of the following shall constitute a “Bankruptcy Proceeding” so long as no bankruptcy, insolvency, receivership or other similar proceedings shall have been commenced by or against Buyer and is continuing; the occurrence of a Termination Event in accordance with the terms of the Receivables Sale Agreement.

“Highest Lawful Rate” has the meaning set forth in paragraph 9.

“Junior Liabilities” means all obligations of Buyer to the Holder under this Note.

“Reference Rate” means, with respect to any day occurring in a Calculation Period, the rate of interest then in effect under the Chemtura Credit Agreement.

1

“Senior Interests” means all obligations of Buyer to the Agent or the Purchasers under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including without limitation interest or other amounts due or to become due after an Event of Bankruptcy.

“Subordination Provisions” means, collectively, the provisions of paragraph 7.

3.             Interest.  Subject to the Subordination Provisions, Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at an adjustable rate per annum equal to the Reference Rate in effect on such day.

4.             Interest Payment Dates.  (a)  Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note on the twentieth day of each month. Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of such prepayment.

(b)           Notwithstanding the provisions of paragraph 4(a), in the event that on the date an interest payment is due hereunder the amount of funds available therefor pursuant to Section 3.3 of the Agreement is insufficient to pay any amount due pursuant to paragraph 4(a), then interest shall be payable only to the extent that funds are available therefor in accordance with Section 3.3 of the Agreement, and any amount not paid because funds are not available in accordance with said Section 3.3 shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Buyer for any such insufficiency. All interest on this Note that is not paid when due pursuant to this paragraph shall be payable on the next date on which an interest payment on this Note is due and on which funds are available therefor pursuant to Section 3.3 of the Agreement and all such unpaid interest shall accrue interest at the Reference Rate until paid in full.

5.             Basis of Computation.   Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6.             Principal Payment Dates.  Subject to the Subordination Provisions, any unpaid principal of this Note shall only become due and payable on the date which is one year and one day after the date on which all Investments (as defined in the Receivables Sale Agreement) and other amounts then due and owing by the Buyer under the Transaction Documents have been paid in full. Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty; provided, that no prepayment shall be made by Buyer to the extent that such prepayment would result in a default in the payment of any other amount required to be paid by Buyer under any Transaction Document.

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7.             Subordination Provisions.  Buyer covenants and agrees, and the Holder, by its acceptance of this Note, likewise covenants and agrees, that the payment of all Junior Liabilities is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in this paragraph:

(a)           In the event of any Bankruptcy Proceeding, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of the Junior Liabilities. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of the Junior Liabilities to which the Holder would be entitled except for this clause (a) shall be made directly to the Agent (for the benefit of itself and the Purchasers), and (ii) if a Bankruptcy Proceeding has been commenced, the Holder shall promptly file a claim or claims, in the form required in such Bankruptcy Proceeding, for the full outstanding amount of the Junior Liabilities, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Agent (for the benefit of itself and the Purchasers) until the Senior Interests shall have been paid and performed in full and in cash.

(b)           In the event that the Holder receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in payment of the Junior Liabilities, after the commencement of any Bankruptcy Proceeding, such payment or other distribution shall be received in trust for the Agent and the Purchasers and shall be turned over by the Holder to the Agent forthwith.

(c)           Upon the final indefeasible payment in full and in cash of all Senior Interests, the Holder shall be subrogated to the rights of the Agent and the Purchasers to receive payments or distributions from Buyer that are applicable to the Senior Interests until the Junior Liabilities are paid in full.

(d)           These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Agent and the Purchasers on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Agent and the Purchasers) and the Holder, Buyer’s obligation, which is unconditional and absolute, to pay the Junior Liabilities as and when the same shall become due and payable in accordance with the terms hereof and of the Agreement or to effect the relative rights of the Holder and creditors of Buyer (other than the Agent and the Purchasers).

(e)           The Holder shall not, until the Senior Interests have been finally paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer (other than to the Senior Interests), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, the Junior Liabilities or any rights in respect hereof or (ii) convert the Junior Liabilities into

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an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii), the Holder shall have received the prior written consent of the Instructing Group in each case.

(f)            The Holder shall not commence, or join with any other Person in commencing, any proceeding of the type referred to in the definition of Bankruptcy Event with respect to Buyer until at least one year and one day shall have passed after the Senior Interests shall have been finally paid and performed in full and in cash; provided, however, that the Holder shall at all times have the right to file any claim in or otherwise take any action with respect to any insolvency proceeding instituted against Buyer by any Person other than the Holder (provided that no such action may be taken by the Holder until such proceeding has continued undismissed, unstayed and in effect for a period of 10 days).

(g)           If, at any time, any payment (in whole or in part) made with respect to any Receivable is rescinded or must be restored or returned by the Agent or a Purchaser (whether in connection with any Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(h)           Each of the Agent and the Purchasers may, from time to time, in its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests, (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests, (iii) extend or renew for one or more periods (whether or not longer than the original period), alter, increase or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests, (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document to which it is a party, and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(i)            The Holder hereby waives: (i) notice of` acceptance of these Subordination Provisions by the Agent or any of the Purchasers, (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests, and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor.

(j)            These Subordination Provisions constitute a continuing, offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests, and these Subordination Provisions are made for the benefit of the Agent and the Purchasers, and the Agent may proceed to enforce such provisions on behalf of each of such Persons.

8.             General.  No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such

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power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and the Seller, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

9.             Limitation on Interest.  Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest that would otherwise be payable under this Note would exceed the Highest Lawful Rate, or the Holder shall receive any unearned interest or shall receive monies that are deemed to constitute interest that would increase the effective rate of interest payable by Buyer under this Note to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable by Buyer under this Note shall be reduced to the amount allowed by applicable law, and (b) any unearned interest paid by Buyer or any interest paid by Buyer in excess of the Highest Lawful Rate shall be refunded to Buyer. Without limitation of the foregoing all calculations of the rate of interest contracted for, charged or received by the Holder under this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding) hereunder all interest at any time contracted for, charged or received by the Holder in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Holder on any date shall be computed at the Highest Lawful Rate pursuant to the provisions of the foregoing sentence, and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Holder would be less than the amount of interest payable to the Holder computed at the Highest Lawful Rate, then the amount of interest payable to the Holder in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable to the holder shall equal the total amount of interest that would have been payable to the Holder if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

10.           No Negotiation.  This Note is not negotiable.

11.           Governing Law.  THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

12.           Security Interest.  The Seller may grant a security interest in or otherwise pledge this Note as security, and any Person to whom such security interest is granted or to whom this Note is pledged shall be bound by, and for all purposes takes this Note subject to, the restrictions and other provisions (including the Subordination Provisions) set forth herein.

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13.           Captions.  Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

CROMPTON & KNOWLES RECEIVABLES CORPORATION

By:
Title:

EXHIBIT B

FORM OF
SELLER ASSIGNMENT CERTIFICATE

[DATE]

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of September 28, 2006 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Agreement”) among CHEMTURA CORPORATION (“Chemtura”, as Initial Collection Agent, certain affiliates of Chemtura, as Sellers, and CROMPTON & KNOWLES RECEIVABLES CORPORATION (“Buyer”).  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in Appendix A to the Agreement, and this Seller Assignment Certificate shall be interpreted in accordance with the conventions set forth in Part B of such Appendix A.

The undersigned (the “Seller”) hereby sells, transfers, assigns, sets over and conveys unto Buyer all right, title and interest of the Seller in, to and under:

(a)           all Receivables of the Seller (other than Contributed Receivables) that existed and were owing to the Seller as at the closing of the Seller’s business on the Initial Cut-Off Date,

(b)           all Receivables created by the Seller (other than Contributed Receivables) that arise during the period from and including the closing of the Sellers business on the Initial Cut-Off Date to but excluding the Purchase Termination Date,

(c)           all Related Security with respect to all Receivables (other than Contributed Receivables) of the Seller,

(d)           all Collections and other proceeds of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable described above (other than a Contributed Receivable) or Related Security with respect to any such Receivable, or otherwise applied to repay or discharge any such Receivable (including insurance payments that the Seller or the Initial Collection Agent applies in the ordinary course of its business to amounts owed in respect of any such Receivable and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Receivable) or other collateral or property of any Obligor or any other Person directly or indirectly liable for payment of such Receivables), and

(e)           all Records relating to any of the foregoing.

This Seller Assignment Certificate is made without recourse but on the terms and subject to the conditions set forth in the Transaction Documents to which the Seller is a party. The Seller acknowledges and agrees that Buyer is accepting this Seller Assignment Certificate in reliance on the representations, warranties and covenants of the Seller contained in the Transaction Documents to which the Seller is a party.

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THIS SELLER ASSIGNMENT CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE AGREEMENT AND THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the undersigned has caused this Seller Assignment Certificate to be duly executed and delivered by its duly Authorized Officer as of the date first above written.

[SELLER FULL NAME]

By:
Title:

2

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[Date]

To:     Crompton & Knowles Receivables Corporation
199 Benson Road

Middlebury, Connecticut 06749

Attention:
Facsimile:
Telephone:

Re:  LETTER OF CREDIT REQUEST

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Sale Agreement, dated as of September 28, 2006, among Chemtura Corporation, as Initial Collection Agent, the sellers listed therein, and Crompton & Knowles Receivables Corporation as buyer (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Agreement”).  Capitalized terms used and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

You are hereby requested to arrange for and obtain the issuance of a standby letter of credit with the following terms for your account:

1.             Name and address of beneficiary:

2.             To be delivered by [overnight carrier/teletransmission/mail/other (specify)]

3.             Currency and amount:  US$

4.             Advising bank name and address, if applicable:

5.                                       Expiration date (not to exceed one year from the date of issuance or extension):

6.             Credit to be available for payment against beneficiary’s draft(s) drawn at sight accompanied by the following documents (check one):

          Statement purportedly signed by the beneficiary which reads as follows:                              .

          Other Documents:

          Special Conditions (including, if you have a preference, selection of UCP or ISP98):

          Issue substantially in form of attached specimen.

[We hereby offer you a commission for this letter of credit, payable upon its issuance and delivery, of $                       .]

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[If the beneficiary specified above is a financial institution that is to issue its own undertaking based on this requested letter of credit:  Request beneficiary to issue and deliver its (specify type of undertaking)                    in favor of                               for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference)                           to expire on                            .    ]

The requested letter of credit should state that it is being issued upon application of Crompton & Knowles Receivables Corporation at the request of Chemtura USA Corporation.

Sincerely,

Chemtura USA Corporation, as Parent

By:
Name:
Title:

2

SCHEDULE 1

LITIGATION AND OTHER PROCEEDINGS

NONE

SCHEDULE 2

CREDIT AND COLLECTION POLICY

SCHEDULE 3

SELLER LOCATIONS – OFFICES AND RECORDS

SCHEDULE 4

LEGAL NAMES, TRADE NAMES AND NAMES
UNDER WHICH THE SELLERS DO BUSINESS

Chemtura Corporation

Chemtura USA Corporation

Great Lakes Chemical Corporation

Bio-Lab, Inc.

Crompton Sales Company, Inc.

Crompton Corporation

Crompton & Knowles Corporation

Uniroyal Chemical Company, Inc.

CK Witco Corp.

Crompton Manufacturing Company, Inc.

Witco Corporation

APPENDIX A

to

Receivables Purchase Agreement

DEFINITIONS

Part A.  Defined Terms

“Agent” means ABN AMRO Bank N.V., in its capacity as agent under the Receivables Sale Agreement, and successor thereto appointed in accordance with the Receivables Sale Agreement.

“Adverse Claim” means any claim of ownership interest or any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security interest.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Aggregate Unpaid Balance” is defined in Section 2.1(b) of the Receivables Purchase Agreement.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel.

“Authorized Officer” means, with respect to Buyer, Initial Collection Agent, any Seller or the Agent, any of the Chief Executive Officer, the President, the Treasurer, the Chief Financial Officer, any Vice President and any Assistant Treasurer of such Person.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101. et seq.).

“Bankruptcy Event” means, for any Person, any of the following events:

(a)           a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect, or

(b)           such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

“Business Day” shall have the meaning assigned to such term on the Receivables Sale Agreement.

“Buyer” is defined in the preamble to the Receivables Purchase Agreement.

“Calculation Period” means a calendar month.

“Calendar Cycle” means a financial reporting cycle utilized by the Initial Collection Agent.

“Collection” means all funds that are received by a Seller or Initial Collection Agent from or on behalf of any Obligor in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable or Related Asset, or any other funds otherwise applied to repay or discharge any Receivable (including insurance payments applied in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed (goods that were the subject of such Receivable), in each case without regard to whether such funds are immediately available or evidenced by checks or otherwise.

“Contributed Receivables” is defined in Section 1.7 of the Receivables Purchase Agreement.

“Credit and Collection Policy” means, with respect to a Seller, the credit and collection policies and practices relating to the contracts and Receivables of such Seller as set forth in Schedule 2 to the Receivables Purchase Agreement, as such credit and collection policies may be modified without violating Section 6.1(g) of the Receivables Purchase Agreement.

“Chemtura Credit Agreement” is defined in the Receivables Sale Agreement.

“Cut-Off Date” means the last day of any calendar month.

“Daily Report” means the report prepared by the Initial Collection Agent in accordance with the proviso set forth in Section 3.3 of the Receivable Sale Agreement and the form of which appears as Exhibit D-2 to the Receivables Sale Agreement.

“Dollars” means dollars in lawful money of the United States of America.

“Effective Date” means September 28, 2006.

“Eligible Receivable” shall have the meaning assigned to such term in the Receivables Sale Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means a corporation, trade or business that is, along with any Seller, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Internal Revenue Code, or section 4001 of ERISA

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

“First Issuance Date” means, with respect to each Seller, the date such Seller became party to this Receivables Purchase Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity in the United States of America or any applicable foreign jurisdiction that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means any agreement or arrangement by which any Person directly or indirectly guarantees, endorses, agrees to purchase or otherwise becomes contingently liable upon any liability of any other Person (other than by endorsements of instruments in the course of collection) or guarantees the payment of distributions upon the shares of any other Person.

“Indebtedness” of any Person means all of that Person’s obligations for borrowed money, obligations evidenced by bonds, debentures, notes or other similar instruments, obligations as lessee under leases that are required by GAAP to be recorded as capitalized leases and obligations to pay the deferred purchase price of property or services.

“Indemnified Losses” means any and all liabilities, obligations, losses, damages, penalties, actions, judgments, claims, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever (whether on account of settlement or otherwise, and whether or not the Person seeking indemnification, payment or reimbursement is a party to any action or proceeding, if applicable, that gives rise to any Indemnified Losses).

“Initial Collection Agent” means at any time the Person then authorized pursuant to the Receivables Sale Agreement to service, administer and collect Receivables and the Related Assets, which Person shall initially be Chemtura Corporation.

“Initial Cut-Off Date” means, with respect to each Seller, the Business Day immediately preceding the First Issuance Date.

“Instructing Group” is defined in the Receivables Purchase Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“LC Application” shall have the meaning set forth in the Receivables Purchase Agreement.

“LC Commission” means, with respect to any Letter of Credit, an amount equal to the fee payable in connection with the issuance or extension of such Letter of Credit.

“LC Issuer” means Wachovia Bank, National Association, in its capacity as the issuer of a Letter of Credit pursuant to the terms of the Receivables Sale Agreement.

“LC Obligations” shall have the meaning set forth in the Receivable Purchase Agreement.

“Letter of Credit” means a stand-by letter of credit issued by the LC Issuer in United States dollars upon application of Buyer at the request of the Parent, as extended from time to time in accordance with this Agreement.

“Letter of Credit Request” means a request substantially in the form of Exhibit C hereto, with appropriate insertions thereto, duly executed by a Seller.

“Lockbox Accounts” means bank accounts into which Collections from Receivables are deposited.

“Lockbox Bank” means any of the banks at which one or more Lockbox Accounts are maintained.

“Material Adverse Effect” means, with respect to any Seller or Initial Collection Agent and any, event or circumstance at any time, a material adverse effect on (a) the ability of Seller or Initial Collection Agent to perform its obligations under any Transaction Document or (b) the validity, enforceability or collectibility of any Receivables, Related Assets or contracts relating thereto or (c) any Transaction Document, provided, that for the purpose of determining whether any Adverse Claim or other event or circumstance results (or has a likelihood of resulting) in a Material Adverse Effect, the effect of such event or circumstance shall be considered in the aggregate with the effect of all other Adverse Claims (including Permitted Adverse Claims) or other events and circumstances occurring or existing at the time of such determination.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Worth” means, as of any date of determination, an amount equal to the excess, if any, of (x) the sum of (a) the sum of the then Unpaid Balances of all Receivables owned by the Buyer and (B) all amounts then on deposit in the Letter of Credit Collateral Account, over (y) the sum of (i) the Aggregate Investment, measured as of such date of determination, plus (ii) the sum of the unpaid principal balance of all Buyer Notes then outstanding (including the amount of any increase in such principal balances to be made on such date of determination).

“Noteholder” means any holder of a commercial paper note issued by the Purchaser.

“Notice of Difference” is defined in the Receivables Sale Agreement.

“Obligations” means (a) all obligations (monetary or otherwise) of the Seller to the Buyer and its successors, permitted transferees and assigns, arising under or in connection with the Transaction Documents, and (b) all obligations (monetary or otherwise) of a Seller to Buyer and its successors, transferees and assigns, arising under or in connection with the Transaction Documents, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent now or hereafter existing, or due or to become due.

“Obligor” means a Person obligated to make payments on a Receivable.

“Officer’s Certificate” means, unless otherwise specified in the Receivables Purchase Agreement or Receivables Sale Agreement, as the case may be, a certificate signed by an Authorized Officer of the applicable Seller or the Initial Collection Agent as the case may be, or, in the case of a Successor Initial Collection Agent, a certificate signed by the President, any Vice President, Assistant Treasurer or the financial controller (or an officer holding an office with equivalent or more senior responsibilities) of such Successor Initial Collection Agent, that, in the case of any of the foregoing, is delivered to the Agent.

“Opinion of Counsel” means a written opinion of counsel, which shall be reasonably acceptable to the addressees thereof.

“Original Agreement” means the Receivables Purchase Agreement, dated as of December 11, 1998, among Chemtura Corporation, as Initial Collection Agent, Crompton and Knowles Receivables Corporation, as the Buyer, and the Sellers from time to time party thereto, as amended, supplemented or otherwise modified prior to the date hereof.

“Parent” means Chemtura USA Corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a “pension plan,” as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which any Seller or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Periodic Report” is defined in the Receivables Sale Agreement.

“Permitted Adverse Claims” means (a) ownership or security interests arising under the Transaction Documents; and (b) liens for taxes, assessments or charges of any Governmental Authority (other than Tax or ERISA Liens) and liens of landlords, carriers, warehousemen, mechanics and materialmen imposed by law in the ordinary course of business, in each case (i) for amounts not yet due or (ii) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Process Agent” is defined in Section 10.7 of the Receivables Purchase Agreement.

“Program” means the transactions contemplated in the Transaction Documents.

“Purchase” means each purchase of Receivables and Related Assets by Buyer from a Seller under the Receivables Purchase Agreement.

“Purchaser Agent” is defined in the Receivables Sale Agreement.

“Purchasers” is defined in the Receivables Sale Agreement.

“Purchase Price” is defined in Section 2.1(b) of the Receivables Purchase Agreement.

“Purchase Price Credit” is defined in Section 3.1(d) of the Receivables Purchase Agreement.

“Purchase Termination Date” means the earlier to occur of (a) the effective date of termination specified by the Seller pursuant to Section 8.1 of the Receivables Purchase Agreement, and (b) the occurrence of any event referred to in Section 8.2 of the Receivables Purchase Agreement.

“Purchased Assets” is defined in Section 1.1 of the Receivables Purchase Agreement.

“Purchased Receivables” is defined in Section 1.1 of the Receivables Purchase Agreement.

“Purchaser Collections” shall have the meaning assigned to each term in the Receivables Sale Agreement.

“Rating Agency” means each of S&P and Moody’s.

“Receivable” shall have the meaning assigned to such term in the Receivables Sale Agreement.

“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2006, among Chemtura Corporation, as Initial Collection Agent, the Seller and the Buyer, as such agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with its terms.

“Receivables Sale Agreement” means the Fourth Amended and Restated Receivables Sale Agreement, dated as of September 28, 2006, among Crompton & Knowles Receivables Corporation, as seller, Chemtura Corporation, as the Initial Collection Agent, ABN AMRO Bank

N.V., as the Agent and the Amsterdam Purchaser Agent, Wachovia Bank, National Association, as the VFCC Purchaser Agent and LC Issuer, Calyon New York Branch, as the Atlantic Purchaser Agent, the other Purchaser Agents from time to time party thereto, the Related Bank Purchasers from time to time party thereto and Amsterdam Funding Corporation, Atlantic Asset Securitization LLC and Variable Funding Capital Company, LLC and the other Conduit Purchasers from time to time party thereto, as such agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with its terms.

“Records” means all contracts, purchase orders, invoices and other agreements, documents, books, records and other media for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the Sellers or Initial Collection Agent with respect to the Purchased Assets or the related Obligors.

“Recoveries” means all Collections received by the Initial Collection Agent in respect of any Write-Off.

“Related Assets” is defined in Section 1.1 of the Receivables Purchase Agreement.

“Related Contributed Assets” is defined in Section l.7 the Receivables Purchase Agreement.

“Related Purchased Assets” is defined in Section 1.1 of the Receivables Purchase Agreement.

“Related Security” means, with respect to any Receivable, (a) all of the applicable Seller’s right, title and interest in and to the goods. if any, relating to the sale that gave rise to the Receivable, (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of the Receivable, whether pursuant to any contract related to the Receivable or otherwise, and (c) all letters of credit, guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivable, whether pursuant to any contract related to the Receivable or otherwise.

“Report Date” means the twentieth day of each calendar month (or, if such day is not a Business Day, the next Business Day following such day).

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (i) the LC Obligations then unpaid and (ii) Twenty Eight Million, Five Hundred Thousand Dollars ($28,500,000).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies. Inc., or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means each Person from time to time party to the Receivables Purchase Agreement as a “Seller.”

“Seller Assignment Certificate” means an assignment by a Seller, substantially in the form of Exhibit B to the Receivables Purchase Agreement.

“Seller Collections” shall have the meaning assigned to such term in the Receivables Sale Agreement.

“Seller Noncomplying Receivables Adjustments” is defined in Section 3.5(a) of the Receivables Purchase Agreement.

“Solvent” means with respect to any Person that as of the date of determination both (A)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Assets” is defined in Section 1.1 of the Receivables Purchase Agreement.

“Subsidiary” means, with respect to and Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.

“Tax or ERISA Lien” means a lien arising under Section 6321 of the Internal Revenue Code or Section 302(f) or 4068 of ERISA.

“Terminating Seller” means any Seller that shall have given written notice to the Buyer of its intention to terminate its obligation to sell to the Buyer its Receivables and Related Assets.

“Transaction Documents” shall have the meaning assigned to such term in the Receivables Sale Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unpaid Balance” of any Receivable means at any time the unpaid amount thereof as shown in the books of Initial Collection Agent at such time.

“Write-Off” means any Receivable that, consistent with the applicable Credit and Collection Policy, has been written off as uncollectible.

Part B. Other Interpretative Matters.  For purposes of any Transaction Document (including in this Appendix), unless otherwise specified therein: (1) accounting terms used and not specifically defined therein shall be construed in accordance with GAAP; (2) terms used in Article 9 of the New York UCC, and not specifically defined in that Transaction Document, are used therein as defined in such Article 9; (3) the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings; (4) references to any Person include such Person’s permitted successors; (5) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (6) the words “hereof”, “herein” and “hereunder” and words of similar import refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document; (7) the term “or” means “and/or”; (8) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms; (9) references to “Section”, “Schedule”, “Exhibit”, “Annex” and “Appendix” in such Transaction Document are references to Sections, Schedules, Exhibits, Annexes and Appendices in or to such Transaction Document; (10) the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of such Transaction Document; and (11) references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import.